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                                                                    EXHIBIT 10.4




                           [TOKHEIM LOGO GOES HERE]



                              TOKHEIM CORPORATION



                          DEFERRED COMPENSATION PLAN
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                              TOKHEIM CORPORATION
                          DEFERRED COMPENSATION PLAN


                                   ARTICLE 1

                                    PURPOSE
                                    -------

Tokheim Corporation ("Company") originally established the Tokheim Corporation Deferred Compensation Plan ("Plan"), effective as of January 1, 1997. Effective April 28, 1999, the Plan is restated as provided herein. The purpose of the Plan is to provide deferred compensation for a select group of key management Employees of the Company and certain subsidiaries of the Company designated by the Company's Board of Directors (the Company and such subsidiaries hereafter referred to as the "Employer") in recognition of their substantial contributions to the Employer's success and to provide those Employees with additional financial security as an inducement to remain in the employment of the Employer.

                                   ARTICLE 2

                     DEFINITIONS AND RULES OF CONSTRUCTION
                     -------------------------------------

Section 2.1. Definitions.

As used in the Plan, the following words and phrases, when capitalized, have the following meanings:

     (a) "Account" means, with respect to a Participant, his Deferral Account and Matching Account. "Account" also means, where the context permits, the amount credited to an Account.

     (b) "Affiliate" means an employer required to be aggregated with the Company pursuant to Section 414(b) or (c) of the Internal Revenue Code.

     (c) "Base Compensation" means, with respect to a Participant for a Plan Year, all of his Compensation for the Plan Year other than Incentive Compensation.

     (d) "Beneficiary" means the beneficiary or beneficiaries designated by a Participant in writing to receive the payment of benefits provided under this Plan following the Participant's death. To be effective, a Beneficiary designation must be received by a member of the Committee during the Participant's life. In the absence of a designation, or if the Participant's designated Beneficiaries predecease him, the Beneficiary shall be (i) the Participant's surviving spouse, if the Participant is married at the time of his death and is survived by his spouse, or, (ii) in all other cases, the Participant's estate.

     (e) "Benefit Commencement Date" means, with respect to a Participant, the date as of which distribution of the Participant's Accounts begins.

     (f) "Board of Directors" means the Company's Board of Directors or its designee.
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     (g) "Change of Control" means the occurrence of any one of the following:
(i) any person, as that term is used in Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time, other than a retirement plan sponsored by the Company, becomes a beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of Company's then outstanding securities; (ii) less than fifty-one percent (51%) of the members of the Board are Incumbent Directors; (iii) any corporation or group of associated persons acting in concert, owns more than twenty-five percent (25%) of the outstanding shares of voting stock of the Company coupled with or followed by the exercise of the voting power of such shares by the election of two (2) or more directors of the Company in any one election at the instance of such corporation or group; (iv) the Company becomes a party to an agreement of merger, consolidation, or other reorganization pursuant to which the Company will be a constituent corporation, and either (A) the Company is not the surviving or resulting corporation, or (B) the transaction will result in less than sixty percent (60%) of the outstanding voting securities of the surviving or resulting entity being owned by the former shareholders of the Company; (v) the Company becomes a party to an agreement providing for Company's sale or other disposition of all or substantially all of its assets to any individual, partnership, joint venture, association, trust, corporation, or other entity or person which is not an Affiliate; (vi) an event that triggers to exercisability of rights under the Company's Shareholder Rights Plan, as in effect at the time of the triggering event; or (vii) the occurrence of another event that the Board designates a Change in Control.

     (h) "Committee" means the Benefits Committee appointed by the Board of Directors.

     (i) "Company" means Tokheim Corporation.

     (j) "Compensation" means, with respect to a Participant for a Plan Year, the Participant's wages for federal income tax purposes for such year, increased by amounts that would have been included in the Participant's wages for the year, except for the Participant's election pursuant to Code Section 125 or 401(k) or this Plan; provided, however, Compensation included in a Participant's Compensation for purposes of the Plan before the year of its inclusion as wages shall not be included in his Base Compensation again in the year in which included as wages.

     (k) "Deemed Post-Termination Earnings Rate" means the average rate of interest charged by National City Bank; Home Loan Bank, FSB; and Bank One, N.A; or their successors in Fort Wayne, Indiana, for a 15-year fixed-rate first mortgage in the amount of One Hundred Thousand Dollars ($100,000) as of the first business day of the month preceding the Participant's Benefit Commencement Date. The rate of interest specified in the preceding sentence shall be increased to reflect any points charged with respect to the loan in accordance with federal rules applicable to mortgage lenders. The Committee shall determine the Deemed Post-Termination Earnings Rate in good faith, and its good faith judgment shall be binding on all persons. If changed circumstances make determination of the Deemed Post-Termination Earnings Rate in the foregoing manner impossible, the Committee shall determine such rate in a manner calculated to effect the intent of the method specified above, and the Committee's determination shall be final.

     (l) "Deferral" means Compensation deferred by a Participant pursuant to
Section 3.1.
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     (m) "Deferral Account" means, with respect to a Participant, the bookkeeping account pursuant to which the Participant's interest in the Plan attributable to Deferrals is determined.

     (n) "Deferral Agreement" means a written agreement between an Employer and a Participant pursuant to which the Participant elects to defer Compensation under the Plan.

     (o) "Disabled" means, which respect to a Participant, having a disability that has been determined by the Social Security Administration to qualify the Participant for permanent disability benefit payments under the Social Security Act. If a Participant has applied for permanent disability benefits under the Social Security Act, and a physician acceptable to the Committee has opined that the Participant satisfies the requirements for permanent disability under the Social Security Act, the Participant shall be deemed to be Disabled pending the Social Security Administration's determination. If distributions to a Participant begin pursuant to the preceding sentence, and the Social Security Administration later reaches a final determination that the Participant is not permanently disabled, any future payments to the Participant or his Beneficiary pursuant to the Plan shall be adjusted to reflect any prior overpayment to the Participant on account of his deemed Disability.

     (p) "Early Retirement Age" means, with respect to a Participant, the later of age 50 or the Participant's completion of five years of continuous employment by the Company.

     (q) "Effective Date" means January 1, 1997.

     (r) "Employee" means a key management employee of the Employer.

     (s) "Employer" means the Company and any subsidiary of the Company designated as eligible by the Company's Board that adopts the Plan.

     (t) "Incentive Compensation" means, with respect to a Participant for a Plan Year, his Compensation for the Plan Year consisting of bonuses and other incentive compensation.

     (u) "Incumbent Director" means a director serving on the Board who (i) was a director on the Effective Date or (ii) was later elected as a director (except a director whose initial assumption of office was in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors) and whose appointment, election, or nomination for election was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date hereof or whose appointment, election, or nomination for election was previously so approved or recommended.

     (v) "Matching Account" means, with respect to a Participant, the bookkeeping account pursuant to which the Participant's Plan interest attributable to Matching Credits is determined.

     (w) "Matching Credit" means the amount credited to a Participant's Matching Account pursuant to Section 3.2.

                                      -3-
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     (x) "Minimum Earnings Rate" means, with respect to a Plan Year, the rate for 30-year United States government bonds issued on the first business day of that year. If the United States government ceases to issue 30-year bonds, the Committee shall determine the "Minimum Earnings Rate" in a manner calculated to effect the intent of the rate specified above, and the Committee's determination shall be final.

     (y) "Participant" means an Employee selected by the Committee to participate in the Plan for the Plan Year or a former Employee entitled to future benefits under the Plan.

     (z) "Plan" means the plan established by this document, known as the Tokheim Deferred Compensation Plan, as amended from time to time.

     (aa) "Plan Year" means the period beginning on the Effective Date and ending December 31, 1997, and each calendar year thereafter.

     (bb) "Stated Earnings Rate" means a rate equal to the greater of (i) the Minimum Earnings Rate or (ii) such higher rate established by the Committee from time to time. The Committee shall inform Participants of the Stated Earnings Rate (or the factor or index by which the Stated Earnings Rate is determined) before each change thereof.

     (cc) "Terminated Employment" or "Termination of Employment" means the cessation of the relationship of employer and employee between the Participant and all Employers by reason of death, resignation, or discharge.

     (dd) "Vested" means, with respect to an Account, that the Participant's interest in the Account is nonforfeitable, except as provided in Section 6.2.

Section 2.2.   Rules of Construction.

The following rules of construction shall govern in interpreting the Plan:

     (a) The provisions of the Plan shall be construed and governed in all respects under and by the laws of the State of Indiana, to the extent not preempted by federal law.

     (b) Words used in the masculine gender shall be construed to include the feminine gender where appropriate, and vice versa.

     (c) Words used in the singular shall be construed to include the plural where appropriate, and vice versa.

     (d) The headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of any provision of the Plan.

                                      -4-
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     (e) If any provision of the Plan shall be held to be illegal or invalid for any reason, that provision shall be deemed to be null and void, but the invalidation of that provision shall not otherwise impair or affect the Plan.

                                   ARTICLE 3

                           DEFERRAL OF COMPENSATION
                           ------------------------

Section 3.1. Election to Defer Compensation.

     (a) A Participant may elect to defer a portion of his Base Compensation up to the amount or percentage specified by the Committee and/or a portion of his Incentive Compensation up to the amount or percentage specified by the Committee. The Employer shall withhold the elected Deferral amount from a Participant's Compensation. Amounts withheld from a Participant's Compensation shall be credited to his Deferral Account as of the date withheld.

     (b) An individual who first becomes a Participant as of a date other than the first day of a Plan Year may make his initial Deferral election by filing a completed Deferral Agreement with the Committee at any time before becoming a Participant, in which case his election shall become effective as of the effective date of his participation (which effective date shall be determined by the Committee). Except as provided in the preceding sentence, a Participant's Deferral election for a Plan Year must be made by filing a completed Deferral Agreement with the Committee before the first payroll date in such Plan Year, in which case the Participant's election shall become effective as of the first day of the Plan Year. The Committee shall provide each Participant with a Deferral Agreement within a reasonable period of time before the election is required. After its effective date, an election may be changed only as of the first day of a later Plan Year by making an election before the first payroll date in that Plan Year; provided, however, if the Employer elects to discontinue future Matching Credits, a Participant may change his election with respect to future Deferrals within thirty (30) days after he is informed of such election by the Employer. An election pursuant to this Section shall remain in effect for each subsequent Plan Year, unless changed or revoked by the Participant before the first payroll date in the Plan Year for which the change or revocation is to be effective.

Section 3.2.   Matching Credits.

The Employer may, in its sole discretion, match all or a portion of a Participant's Deferrals for a Plan Year. The Employer may elect to match different amounts and/or percentages for different Participants, and it may change the matching amount or portion from year to year. Matching Credits for a Plan Year shall be credited to the Participant's Matching Account as of the last day of the Plan Year or such earlier date as designated by the Committee. In the case of a Participant who receives a lump sum distribution during a Plan Year, any Matching Credits on behalf of the Participant for that Plan Year shall be made before the distribution to the Participant.

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                                   ARTICLE 4

                            PARTICIPANTS' ACCOUNTS
                            ----------------------

Section 4.1.   Accounts.

The Committee shall create and maintain adequate records to disclose the interest in the Plan of each Participant and Beneficiary. Records shall be in the form of individual bookkeeping accounts. Each Participant shall have a separate Deferral Account and Matching Account. Except as expressly provided herein, the establishment of Accounts shall not give a Participant or Beneficiary the right to any specific assets except as a general creditor of the Employer.

Section 4.2. Crediting of Earnings to Accounts.

As of the last day of each Plan Year before the Plan Year containing the Participant's Benefit Commencement Date, and as of the day preceding the Participant's Benefit Commencement Date, the Committee shall credit earnings to the Participants' Accounts. Earnings for a Plan Year shall be credited (i) at the Stated Earnings Rate for that Plan Year (ii) as if all contributions credited to the Participant's Accounts for the Plan Year (and all hardship distributions made to the Participant during the Plan Year) had been credited (or made) as of the first day of the Plan Year; provided, however, for the Plan Year containing the Participant's Benefits Commencement Date, the Stated Earnings Rate shall be multiplied by a fraction, the numerator of which is the number of full months in the Plan Year preceding the Benefits Commencement Date and the denominator of which is 12.

Section 4.3. Valuation of Accounts.

The value of a Participant's Account as of any date before his Benefit Commence Date shall equal the dollar amount of Deferrals or Matching Contributions credited to the Account, adjusted to reflect earnings credited to the Account, and decreased by any prior payments from the Account.

Section 4.4. Annual Report.

Within ninety (90) days following the end of each Plan Year, the Company shall provide to each Participant a written statement of the amount credited to his Deferral Account and Matching Account as of the end of that year.

                                   ARTICLE 5

                       PAYMENT OF DEFERRED COMPENSATION
                       --------------------------------

Section 5.1. Distribution Upon Termination of Employment before Early Retirement Age for Reason Other Than Death.

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

     If a Participant Terminates Employment before Early Retirement Age for a reason other than death, his Deferral Account and Vested Matching Account shall be distributed to him in a lump sum within thirty (30) days after he Terminates Employment.

Section 5.2. Distribution Upon Termination of Employment after Reaching Early Retirement Age for Reason Other Than Death.

If a Participant Terminates Employment after reaching his Early Retirement Age for a reason other than death, his Deferral Account and Matching Account shall be distributed as provided in this Section. A Participant may elect as part of a Deferral Agreement that Plan benefits attributable to amounts deferred pursuant to the agreement (including Matching Credits and earnings on amounts credited to the Participant's Accounts) be distributed either (i) as a lump sum or (ii) in substantially equal annual installments. Distributions elected pursuant to the preceding sentence must begin at least thirty (30) days after the Participant's Termination of Employment and must be made not later than two (2) years after the Participant's Termination of Employment (in the case of a lump sum) or end not later than fifteen (15) years after the Participant's Termination of Employment (in the case of annual installments). In addition, a Participant may make a one-time election of a distribution option described above before January 15, 1998, with respect to benefits attributable to amounts deferred in 1997 (including Matching Credits and earnings on amounts credited to the Participant's Accounts), provided such election shall not be effective if the Participant Terminates Employment before December 31, 1999. In the absence of an election to the contrary pursuant to this Section, distributions shall be made in equal monthly payments as of the first day of the month over a period of fifteen (15) years, beginning with the first month that begins at least thirty
(30) days after his Termination of Employment. Unless a Participant's entire Vested Accounts are distributed to him within sixty (60) days after his Termination of Employment, the amount of each payment made pursuant to this Section shall be determined by assuming that the Participant's Accounts (reduced for distributions) would earn the Deemed Post-Termination Earnings Rate throughout the distribution period.

Section 5.3. Distributions Upon Death.

If a Participant dies after distribution of his Accounts has begun, his remaining Deferral Account and Vested Matching Account shall be paid to his Beneficiary in a lump sum within thirty (30) days following his death. If a Participant dies before distribution of his Accounts has begun, his Vested Accounts shall be paid to his Beneficiary a lump sum within thirty (30) days following his death.

Section 5.4. Minimum Distributions.

     (a) If any monthly distribution due to a Participant hereunder will be less than $3,000, the Committee may, in its discretion, make distributions annually instead of monthly. Annual distributions pursuant to the preceding sentence shall be made at the time the first monthly distribution for the Plan Year would otherwise be made.

     (b) If the total remaining amount to be distributed to a Participant hereunder is less than $30,000, the Committee may, in its discretion, elect to pay the balance of the Participant's Vested

Account in a lump sum. A payment pursuant to the preceding sentence shall be made at the time of the next regularly scheduled payment following the Committee's decision to accelerate payment pursuant to this Subsection (b).

Section 5.5. Early Distribution on Change in Control.

If the Participant's employment with the Employer terminates for any reason within one year after a Change of Control, the Participant shall receive a distribution under the Plan pursuant to the provisions of this Section. If this Section applies, the Participant's Deferral Account and Matching Account shall be distributed in a lump sum within thirty (30) days after the later of (i) the Change in Control or (ii) the date on which the Participant Terminated Employment.

Section 5.6. Early Distribution upon Occurrence of Other Events.

If (i) the Company's 11-3/8% senior subordinated notes' credit rating, as set by Moody's Investment Services or its successor, falls to lower than "B3" or (ii) the Company is in material default under the financial provisions of a bond indenture or banking agreement to which it is a party, Participants' Accounts shall be distributed to them within thirty (30) days after occurrence of the event described in clause (i) or (ii), provided such situation continues on the date of distribution.

Section 5.7. Hardship Distributions.

If a Participant (i) applies for a hardship distribution of some or all of his Deferrals; (ii) supplies evidence reasonably satisfactory to the Committee that the requested distribution is both made on account of an immediate and heavy financial need of the Participant and is necessary to satisfy the financial need, after applying the standards of Treasury Regulation Section 1.401(k)(1)(d)(2), as amended, supplemented, and interpreted from time to time; and (iii) if, but only if, the Company, subsequent to adoption of this Plan, elects in writing to make hardship distributions available to Participants, the Committee may, in its sole discretion, direct distribution of all or a portion of the Participant's Deferral Account (not exceeding the amount of his prior Deferrals, reduced by any prior distributions of his Deferral Account) in an amount sufficient to satisfy the hardship.

                                   ARTICLE 6

                      VESTING AND FORFEITURE OF ACCOUNTS
                      ----------------------------------

Section 6.1. Vesting of Accounts.

A Participant's interest in his Deferral Account shall always be 100% Vested. No portion of a Participant's interest in his Matching Account shall become Vested until the earliest to occur of his (i) death while an Employee, (ii) Disability while an Employee, (iii) a Change of Control, (iv) reaching age 50 while an Employee, or (v) completion of five years of continuous service with the Employer. Upon the occurrence of an event described in the preceding sentence, a Participant's Matching Account shall become 100% Vested. Notwithstanding the preceding provisions of this Section, a Participant's Matching Account may be forfeited and his Deferred Account reduced pursuant to Section 6.2.

Section 6.2. Forfeitures.

If a Participant Terminates Employment for a reason other than death or Disability before his Accounts are Vested, his non-Vested Accounts shall be forfeited immediately. Notwithstanding any other provision of the Plan to the contrary, if a Participant violates the terms of any confidentiality or noncompetition agreement with his Employer or the Participant's employment is terminated because of the Participant's (i) commission of a felony or any crime or offense lesser than a felony involving the property of the Company; (ii) engaging in conduct that has caused demonstrable and serious injury to the Company, monetary or otherwise; or (iii) gross dereliction of duties or other grave misconduct and the failure to cure such situation within thirty (30) days after the receipt of notice thereof from the Chairman of the Board of Directors, President, and Chief Executive Officer, the Participant's Matching Account shall be forfeited in its entirety, and his Deferral Account shall be redetermined by crediting the Participant's Deferral Account with the lesser of the Minimum Earnings Rate or the Stated Earnings Rate, retroactive to the beginning of the Participant's participation in the Plan.

                                   ARTICLE 7

                                ADMINISTRATIVE
                                --------------

Section 7.1. Plan Administrator.

The Committee shall be the Plan Administrator.

Section 7.2. Powers and Duties of the Administrator.

Subject to the specific limitations stated in this Plan, the Committee shall have the following powers and duties:

     (a)  to carry out the general administration of the Plan;

     (b) to cause to be prepared all forms necessary or appropriate for the administration of the Plan;

     (c)  to keep appropriate books and records;

     (d) to determine amounts to be disbursed to Participants and others under the provisions of the Plan;

     (e) to determine, consistent with the provisions of this instrument, all questions of eligibility, rights, and status of Participants and others under the Plan;

     (f) to exercise all other powers and duties specifically conferred upon the Committee elsewhere in this instrument;

     (g) to interpret, with discretionary authority, the provisions of this Plan and to resolve, with discretionary authority, all disputed questions of Plan interpretation and benefit eligibility;

     (h)  to incur reasonable expenses in the performance of its duties; and

     (i) to delegate any of its powers and/or duties, including its discretionary authority, to the Committee.

Section 7.3. Correction of Defects.

The Committee may correct any defect or supply any omission or reconcile any error or inconsistency in its previous proceedings, decisions, orders, directions, or other actions in such manner and to such extent as it shall deem advisable to carry out the purposes of the Plan.

                                   ARTICLE 8

                                 MISCELLANEOUS
                                 -------------

Section 8.1. Relationship.

Notwithstanding any other provision of this Plan, this Plan and action taken pursuant to it shall not be deemed or construed to establish a trust or fiduciary relationship of any kind between or among an Employer, Participant, Beneficiary, or any other persons. The right of a Participant or Beneficiary to receive payment of deferred compensation is strictly a contractual right to payment, and this Plan does not grant nor shall it be deemed to grant a Participant, Beneficiary, or any other person any interest in or right to any of the funds, property, or assets of the Employer other than as a general creditor of the Employer.

Section 8.2. Other Benefits and Plans.

Nothing in the Plan shall be deemed to prevent the Participant from receiving, in addition to the deferred compensation provided for under the Plan, any funds that may be distributable to him at any time under any other present or future retirement or incentive plan of the Employer.

Section 8.3.   Alienation of Benefits.

Neither the Participant nor any Beneficiary shall have the power to transfer, assign, pledge, alienate, or otherwise encumber in advance any payment that may become due under the Plan, and any attempt to do so shall be void. Payments that may become due under the Plan shall not be subject to attachment, garnishment, or execution or be transferrable by operation of law in the event of bankruptcy, insolvency, or otherwise.

Section 8.4.   Benefit.

This Plan shall be binding upon and inure to the benefit of the Employer and its successors and assigns.

Section 8.5.   No Employment Guarantee.

Except as otherwise expressly provided, neither the Plan nor any action taken hereunder shall be deemed to give a Participant the right to be retained as an Employee of the Employer or to interfere with the right of the Employer to alter the responsibilities and duties or to discharge the Participant at any time.

Section 8.6.   Successors in Interest.

Upon any Change in Control, the Employer shall obtain the written agreement of the successor to assume the Employer's obligations under this Plan. If a Change in Control occurs without the successor's assumption of the Employer's obligations under this Agreement, the Employer shall make the benefit payment to which the Participant is entitled under Section 5.2 upon the Change in Control, without regard to whether the Participant has been terminated or whether his responsibilities or salary have been reduced and without regard to whether the Participant has reached his Early Retirement Age.

Section 8.7.   Tax Withholding.

The Employer may withhold from any payment due hereunder any taxes that the Employer determines in good faith are required to be withheld under applicable federal, state, or local tax laws or regulations.

Section 8.8.   Tax Liability.

The Employer does not guarantee the tax consequences of participation in the Plan.

Section 8.9.   Indemnification.

The Employee shall indemnify a Participant against, and pay any liability or expense, including without limitation, attorneys' fees, incurred by the Participant in enforcing his rights under this Plan.

                                   ARTICLE 9

                           AMENDMENT AND TERMINATION
                           -------------------------

Section 9.1.   Amendment.

The Company, by duly authorized action of the Board of Directors or a designated committee, reserves the right to amend the Plan at any time. No amendment shall reduce any benefits accrued under the Plan before the date on which the amendment was duly authorized (including the right to future earnings credits with respect to such benefits), nor shall any amendment change the distribution provisions of the Plan with respect to a Participant without the Participant's prior written consent.

Section 9.2.   Termination.

The Company reserves the right to terminate the Plan at any time as it deems appropriate. Upon termination of the Plan, no further Deferrals or Matching Contributions shall be made to the Plan, and each Participant's Deferral Account and Matching Account shall be distributed to him or her within thirty (30) days after the effective date of the Plan's termination.

     Tokheim Corporation has caused this restatement of the Plan to be executed by its duly authorized officers, as of the 20th day of July, 1999.


                                    TOKHEIM CORPORATION



                                    By:    /s/ Douglas K. Pinner
                                           -------------------------------------

                                    Title: President and Chief Executive Officer
                                           -------------------------------------
ATTEST:

/s/ Norman L. Roelke
----------------------------
Signature

Vice President and Secretary
----------------------------
Title